As filed with the Securities and Exchange Commission on November 14, 2013

Registration No. 333-164815

333-139667

333-62592

333-102498

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1
TO

FORM S-8

REGISTRATION STATEMENTS UNDER THE
SECURITIES ACT OF 1933

ROCHESTER MEDICAL CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation or organization)	41-1613227 (I.R.S. Employer Identification No.)

One Rochester Medical Drive
Stewartville, Minnesota 55976
(Address of registrant’s principal executive offices,
including zip code)

Rochester Medical Corporation 2010 Stock Incentive Plan

Rochester Medical Corporation 2001 Stock Incentive Plan

Rochester Medical Corporation 1991 Stock Option Plan

(Full title of the plans)

Anthony J. Conway
President and Chief Executive Officer
Rochester Medical Corporation
One Rochester Medical Drive
Stewartville, Minnesota 55976
(507) 533-9600
(Name, address and telephone number,
including area code, of agent for service)

Copy to: Michael E. Lubowitz, Esq. Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 (212) 310-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments relate to the following Registration Statements of Rochester Medical Corporation (the “Registrant”) previously filed with the Securities and Exchange Commission (the “SEC”):

•                  Registration on Form S-8 (File No. 333-164815), filed on February 9, 2010, pertaining to the registration of 1,000,000 shares of the Registrant’s common stock to be offered or sold under the Registrant’s 2010 Stock Incentive Plan.

•                  Registration Statement on Form S-8 (File No. 333-139667), filed on December 26, 2006, pertaining to the registration of 1,000,000 shares of the Registrant’s common stock to be offered or sold under the Registrant’s 2001 Stock Incentive Plan.

•                  Registration Statement on Form S-8 (File No. 333-62592), filed on June 8, 2001, pertaining to the registration of an aggregate of 500,000 shares of the Registrant’s common stock to be offered or sold under the Registrant’s 2001 Stock Incentive Plan.

•                  Registration Statement on Form S-8 (File No. 333-102498), filed on January 14, 2003, pertaining to the registration of 300,000 shares of the Registrant’s common stock to be offered or sold under the Registrant’s 1991 Stock Option Plan.

The Registration Statements identified above are collectively referred to as the “Registration Statements” and the plans identified above are collectively referred to as the “Plans”.

Pursuant to Articles of Merger filed with the Secretary of State of the State of Minnesota on November 14, 2013, the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 3, 2013, by and among the Registrant, C. R. Bard, Inc. (“Bard”) and Starnorth Acquisition Corp. (“Merger Sub”) were consummated, including the merger of Merger Sub with and into the Registrant with the Registrant continuing as the surviving corporation and a wholly owned subsidiary of Bard (the “Merger”).  As a result of the Merger, the Registrant’s common stock is being delisted from the NASDAQ Stock Market and deregistered under the Securities Act of 1934, as amended, no additional shares of the Registrant’s common stock will be issued under the Plans, and the Registrant has terminated all offerings of securities pursuant to its existing registration statements under the Securities Act of 1933, as amended (the “Act”), including the Registration Statements.

Pursuant to the undertaking of the Registrant contained in the Registration Statements pursuant to Item 512(a)(3) of Regulation S-K under the Act, the Registrant hereby removes from registration all securities registered under the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 13th day of November, 2013.

ROCHESTER MEDICAL CORPORATION

By:	/s/ Anthony J. Conway
Anthony J. Conway
Chairman of the Board, President and Chief
Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on the 13th day of November, 2013.

Signature	Title

/s/ Anthony J. Conway	Chairman of the Board, President and Chief Executive Officer
Anthony J. Conway	(principal executive officer)

/s/ David A. Jonas	Director, Chief Financial Officer, Treasurer and Secretary
David A. Jonas	(principal financial and accounting officer)

/s/ Darnell L. Boehm	Director
Darnell L. Boehm

/s/ Richard W. Kramp	Director
Richard W. Kramp

/s/ Peter Shepard	Director
Peter Shepard